Exhibit 99.1

Acer Therapeutics Announces Publication of Vascular Ehlers-Danlos Syndrome (vEDS) Patient Registry Data from Sweden

Authors report that celiprolol may have a protective effect in COL3A1-positive vEDS patients

NEWTON, MA – Dec. 17, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced the publication of additional long-term data from COL3A1-positive vascular Ehlers-Danlos Syndrome (vEDS) patients in the European Journal of Vascular and Endovascular Surgery (EJVES). The publication, entitled “Celiprolol Treatment in Patients with Vascular Ehlers-Danlos Syndrome,”1 can be found at https://www.ejves.com/action/showPdf?pii=S1078-5884%2820%2930930-8.

This published study describes outcomes in 40 patients with COL3A1-positive vEDS that were clinically monitored and treated with celiprolol in a single center retrospective study at Uppsala University Hospital, a national referral center for vEDS patients in Sweden, between the years 2011 and 2019. Patients were followed for a median of 22 months (range 1-98 months) with a total follow up of 106 patient years. Assessments were conducted by a multidisciplinary team, including vascular surgeons, angiologists and clinical geneticists. Celiprolol was administered twice daily and titrated up by 100 mg steps to a maximum of 400 mg per day. Some patients were treated concomitantly or separately with other medications. Sixty-five percent of the patients reached the target dose of 400 mg and the medication was generally well tolerated.

The annual risk of a major vascular event was 4.7% in this study, noted as being similar to that observed in the celiprolol treatment-arm of the BBEST2 trial (5%) and lower than in the BBEST trial control arm (12%). Five patients suffered major vascular events, four of which were fatal. No significant predictor of vascular events was identified by the authors.

“The results from this long-term registry study and the increasing length of follow up provide further evidence of celiprolol’s potential protective effect in COL3A1-positive vEDS patients,” said Martin Björck, MD, PhD, Professor Emeritus of Vascular Surgery, Department of Surgical Sciences at Uppsala University.

“Dr. Björck is an incredibly well-respected vascular specialist in Europe. We are encouraged by his team’s results that add to the growing body of evidence in support of celiprolol’s potential benefit in treating COL3A1-positive vEDS patients,” said Chris Schelling, CEO and Founder of Acer Therapeutics. “Since our meeting with the FDA’s Office of New Drugs (OND) last February, we have been working diligently to evaluate various forms of confirmatory evidence needed to meet the substantial evidence standard. With our partners, we believe we have identified a plan to collect additional data that supports the results from the COL3A1-positive analysis from the BBEST trial and could help meet the standard. As such, we intend to submit a request to the FDA in the next several weeks for a meeting to discuss the appropriateness of our approach.”

Uppsala Universitet Retrospective study 40 vEDS patients treated with celiprolol (40% with history of vascular events before treatment) Median follow-up time: 22 months (Total follow-up time: 106 patientyears) 26 (65%) patients reached the target does of 400 mg Five patients developed arterial complications, 4 were fatal = yearly risk of arterial complication of 4.7% (equal to the treatment arm of BBEST trial and much less than the control arm of 12%) Conclusions Treatment with celiprolol is tolerated in most patients. Celiprolol may have a protective effect in vEDS. Event-free survival % Follow-up time, months 0 12 24 36 48 60 26 20 11 8 7 No. at risk Kaplan-Meier analysis of event-free survival of vEDS patients on max dose celiprolol Baderkhan, H, et al. Celiprolol Treatment in Patients with Vascular Ehlers-Danlos Syndrome. European Journal of Vascular and Endovascular Surgery. November 20, 2020.

About EDSIVO™

Ehlers-Danlos Syndrome (EDS) is a group of hereditary disorders of connective tissue. vEDS is the most severe subtype where patients suffer from life threatening arterial dissections and ruptures, as well as intestinal and uterine ruptures. The median age of death in the U.S. is 51 years.3 An Acer-commissioned patient-finder study phenotypically identified 4,169 vEDS patients in the U.S. from an analysis of a commercially available patient claims database with data of approximately 190 million unique patient lives. Based on that information, Acer estimates the prevalence of phenotypically-defined vEDS in the U.S. could be greater than 1 in 45,000. Currently, there are no FDA-approved therapies for vEDS.

Acer is advancing EDSIVO™, a new chemical entity (NCE), for the treatment of COL3A1-positive vEDS based on published results from a randomized controlled clinical trial of celiprolol (BBEST).2 In addition, long-term data has now been published from separate French4 and Swedish1 vEDS patient registries.

The FDA granted a priority review of the EDSIVO™ NDA and subsequently issued a Complete Response Letter (CRL) in June 2019. The CRL stated that it will be necessary to conduct an adequate and well-controlled trial to determine whether celiprolol reduces the risk of clinical events in patients with vEDS. In March 2020, Acer received a response to its Formal Dispute Resolution Request (FDRR) from the OND of the FDA stating that it had denied its appeal of the CRL in relation to the NDA for EDSIVO™. In its Appeal Denied letter, the OND described possible paths forward for Acer to explore that could provide the substantial evidence of effectiveness needed to support a potential resubmission of the EDSIVO™ NDA for the treatment of patients with vEDS with a confirmed COL3A1 mutation. The OND referred to the FDA Guidance document issued in December 20195, where substantial evidence of effectiveness can be provided by two or more adequate and well-controlled studies demonstrating efficacy, or a single positive adequate and well-controlled study plus confirmatory evidence. Neither resubmission nor the prospect of approval of the EDSIVO™ NDA is assured. EDSIVO™ received FDA Orphan Drug Designation for the treatment of vEDS in 2015. EDSIVO™ is an investigational drug candidate that has not been approved by the FDA for any indication.

References

1.	Baderkhan, H, et al. Celiprolol Treatment in Patients with Vascular Ehlers-Danlos Syndrome. European Journal of Vascular and Endovascular Surgery. November 20, 2020.
2.	Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomised, open, blinded-endpoints trial. Lancet. 2010;376(9751):1476-1484
3.	Pepin M, et al. Clinical and genetic features of Ehlers-Danlos syndrome type IV, the vascular type. N Engl J Med. 2000; 342:673-80
4.	Frank M, et al. Vascular Ehlers-Danlos Syndrome: Long-Term Observational Study. J Am Coll Cardiol. 2019 Apr, 73 (15) 1948–1957
5.	FDA guidance “Demonstrating Substantial Evidence of Effectiveness for Human Drug and Biological Products”, December 2019

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); emetine hydrochloride, a host-directed therapy against a variety of infectious diseases, initially for the treatment of patients with COVID-19; EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and osanetant for the treatment of induced Vasomotor Symptoms (iVMS). Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

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Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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